Exhibit 10.25

December 29, 2006

Manitex LiftKing, ULC

[ADDRESS]

Ladies and Gentlemen:

This letter constitutes an agreement by and between COMERICA BANK, a Michigan banking corporation and authorized foreign bank under the Bank Act (Canada) (herein called “Bank”), and MANITEX LIFTKING, ULC, an Alberta corporation (herein called “Company”), pertaining to certain loans and other credit which Bank has made and/or may from time to time hereafter make available to Company.

In consideration of all present and future loans, advances and other credit from time to time made available by Bank to or in favour of Company, and in consideration of all present and future Liabilities of Company to Bank, Company represents, warrants, covenants and agrees as follows:

1. (a) As used in this Agreement, the following terms shall have the following respective meanings:

“Agreement” shall mean this Letter Agreement, as the same may be amended from time to time.

“Canadian Benefit Plan” shall mean all material employee benefit plans or arrangements maintained or contributed to by a Person that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of such Person participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Pension Plan” shall mean all plans and arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standard statute and/or regulation in Canada established, maintained or contributed to by a Person for its employees or former employees.

“Debt” shall mean as of any applicable time of determination thereof, any liability of a Person at such time, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, as determined in accordance with GAAP.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Environmental Laws” shall mean all statutes, laws, codes, ordinances, rules, regulations, judgments, orders, decrees and directives issued by any federal, state, provincial, local,

municipal, foreign or other governmental or quasi- governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to hazardous or toxic materials, including, without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called “superfund” or “superlien” law pertaining to hazardous or toxic materials on or about any property at any time owned, leased or otherwise used by the Company, or any portion thereof; including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, provincial, local, municipal or foreign statute, law, ordinance, code, rule, regulation, judgment, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Event of Default” shall mean the occurrence or existence of any of the conditions or events set forth in Section 7 of this Agreement.

“GAAP” shall mean generally accepted accounting principles in effect in Canada from time to time, consistently applied.

“Hazardous Materials” shall mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in any applicable Environmental Law.

“Liabilities” shall mean all present and future liabilities, obligations and indebtedness of Company to Bank, howsoever created, existing, evidenced or arising, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing or arising, whether due or to become due, and all amendments, restatements, extensions and/or renewals thereof.

“Loan Documents” shall mean this Agreement and any and all promissory notes, instruments, documents, guarantees and agreements at any time evidencing, governing, securing or otherwise relating to any of the Liabilities.

“Person” or “person” shall mean any individual, corporation, partnership, unlimited liability company, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, a government, or any agency or political subdivision thereof, or any other entity of any kind.

(b)	Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

2. Each loan, advance or other extension of credit made by Bank to or otherwise in favour of Company shall be evidenced by and subject to a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Company to Bank.

3. Company hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Liabilities remain unpaid and outstanding:

(a)	It is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which Company is a party or by which it is otherwise bound, are within Company’s corporate powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Company’s organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Company, or by which Company is otherwise bound, will be valid and binding and legally enforceable against Company in accordance with their terms, subject to limitations as to enforceability that might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

(b)	The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which Company is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Company, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any lien, hypothec or encumbrance of any nature whatsoever upon any of the property or assets of Company, except to or in favour of Bank.

(c)	No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Company, or any of its members, is threatened against Company.

(d)	There are no security interests in, liens, hypothecs, mortgages, or other encumbrances on any of Company’s property or assets, except Permitted Encumbrances (as hereinafter defined).

(e)	There exists no Default or Event of Default under any of the Liabilities.

(f)

The most recent financial statements with respect to Company delivered to Bank fairly present the financial condition of Company as of the date thereof and for the period(s) covered thereby in accordance with GAAP, and since September 30,

2006, there has been no material adverse change in the condition (financial or otherwise) of Company.

(g)	Company has not used Hazardous Materials on, in, under or otherwise affecting any real or personal property now or at any time owned, occupied or operated by Company or upon which Company has a place of business (collectively and severally, the “Property”) in any manner which violates any Environmental Laws; and to the best of Company’s knowledge, no prior owner, occupant or operator of any of the Property, or any current or prior owner, occupant or operator thereof, has used any Hazardous Materials on or affecting the Property in any manner which violates any Environmental Law(s). Company has never received any notice of any violation of any Environmental Laws, and to the best of Company’s knowledge, there have been no actions commenced or threatened by any party against Company or any of the Property for non-compliance with any Environmental Laws.

4. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favour of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall:

(a)	Furnish to Bank, or cause to be furnished to Bank, in each case, in form and detail and on a reporting basis satisfactory to Bank, the following:

(i)	as soon as available, and in any event not later than thirty (30) days after and as of the end of each month, financial statements of Company, containing the balance sheet of Company as of the end of each such month, statements of income and retained earning and a statement of cash flows for Company for such month and for the portion of the fiscal year of Parent through the end of the month then ending, and such other comments and financial details as are usually included in similar reports. Such financial statements shall be prepared by Company in accordance with GAAP, and shall be certified as to accuracy and fairness by the chief executive or chief financial officer of Company;

(ii)	as soon as possible, and in any event within five (5) business days after becoming aware of the occurrence or existence of any Default or Event of Default, a written statement of an officer of the Company setting forth the details of such Default or Event of Default, and the action which Company has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto; and

(iii)	promptly, at such times as Bank may reasonably require, in form and detail reasonably satisfactory to Bank, such other information and reports as may be required under the terms of any Loan Documents or as Bank may request from time to time.

(b)	Keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, those financial statements to be delivered to Bank pursuant to Section 4(a) above) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times and intervals, to visit all of Company’s offices and to make inquiries as to Company’s financial matters with its officers, employees, and independent certified chartered accountants; and permit Bank, through Bank’s authorized attorneys, accountants and representatives, to inspect, audit and examine Company’s books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, twice each year, at all reasonable times during normal business hours. Company shall reimburse Bank for all costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and shall pay to Bank such fees as Bank may charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Company and Bank; provided that the limitation on payment shall not apply following the occurrence and during the continuance of an Event of Default.

(c)	Keep its insurable properties (including, without limitation, any collateral at any time securing all or any part of the Liabilities) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an “all-risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Company, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be reasonably satisfactory to Bank. All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Bank. Company will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. If Company fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and Company agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank.

(d)	Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Company and/or its property, except to the extent being contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank. If Company fails to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and Company agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Liabilities, all amounts so expended by Bank.

(e)	Do or cause to be done all things necessary to preserve and keep in full force and effect Company’s corporate existence, rights and franchises and comply with all applicable laws; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(f)	To the extent applicable, ensure that at all times each Canadian Pension Plan and Canadian Benefit Plan is administered in a timely manner in all respects in accordance with applicable plan text, funding agreements, the Income Tax Act (Canada) and other applicable laws.

(g)	Comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Company, or of any circumstance or condition which requires or may require a financial contribution by Company, or a clean-up, removal, remedial action or other response by or on behalf of Company under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Company for any violation or alleged violation of any Environmental Law(s) by Company. Company hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from any and all losses, damages, suites, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation of any applicable Environmental Law(s), in any case, caused by Company, or in any way related to any property owned or operated by Company, or due to any acts of Company, or any of its officers, directors, shareholders, employees, consultants and/or representations; provided, however, that the foregoing indemnification shall not be applicable, and Company shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of Bank’s past, present and future officers, directors, shareholders, employees, representatives or consultants.

(h)	Maintain all of its bank accounts with Royal Bank of Canada, acting at the direction of Bank.

5. So long as Bank shall have any commitment or obligation, if any, to make any loans or extend credit to or in favor of Company, and so long as any Liabilities remain unpaid and outstanding, Company covenants and agrees that it shall not, without the prior written consent of Bank:

(a)	Declare or pay any dividends on, or make any other distribution (whether by reduction of capital or otherwise) with respect to, any of its shareholders except dividends payable solely in capital stock of Company.

(b)	Issue any additional stock, or any warrant, right or option relating thereto or any security convertible into any of the foregoing.

(c)	Purchase, redeem, retire or otherwise acquire any of its capital stock, or make any commitment to do so.

(d)	Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):

(i)	liens, hypothecs, mortgages, security interests and encumbrances to or in favour of Bank;

(ii)	liens for taxes, fees, assessments or other governmental charges and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

(iii)	liens, not delinquent, created by statute in connection with workers’ compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iv)	purchase money security interests to secure purchase money indebtedness of Company permitted under Section 5(e)(v) of this Agreement, so long as such security interests arise or are created substantially contemporaneously with the purchase or acquisition by Company of the respective property or assets to which such security interests relate and the incurrence of the respective purchase money indebtedness which such security interests secure, secure only the respective purchase money indebtedness so incurred by Company to enable Company to so purchase or acquire such property or assets, and no other Debt, and encumber only the respective property or assets so purchased or acquired, and no other property or assets of Company;

(v)	liens in favour of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable;

(vi)	liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or similar bonds;

(vii)	liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(viii)	encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the sale of real property and landlord’s liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of Company; and

(ix)	the interest of any lessor under any capital lease, provided that such interest is limited to the property subject to the capital lease.

(e)	Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except for (i) the Liabilities, (ii) existing indebtedness to the extent set forth on attached Schedule 5(e) attached hereto, (iii) unsecured trade indebtedness and other current liabilities (other than liabilities for borrowed money) incurred and paid in the ordinary course of business, (iv) indebtedness secured by Permitted Encumbrances, and (v) purchase money indebtedness and lease obligations (whether in respect of capitalized leases, operating leases or otherwise), not otherwise disclosed in said Schedule 5(e), not to exceed Canadian Dollars (CDN $ ), in the aggregate, at any time.

(f)	Make loans, advances or extensions of credit to any Person, except sales on open account in the ordinary course of business.

(g)	Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

(h)	Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

(i)	(i) Sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except as to the sale of inventory in the ordinary course of business; (ii) change its name, consolidate with or merge into any other Person, permit any other Person to merge into it; (iii) acquire all or substantially all the properties or assets of any other Person; (iv) enter into any reorganization or recapitalization, or reclassify its membership interests; or (v) enter into any sale-leaseback transaction.

(j)	Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) which may result in a liability of Company to any Person.

(k)	Furnish Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

(l)	Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favour of Company, to the purchase or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

6. An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a)	Company shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Company to Bank, when due, under any of the Liabilities;

(b)	any representation, warranty, certification or statement made or deemed to have been made by Company herein, or by any other Person (including, without limit, Company) in any certificate, financial statement or other document or agreement delivered by or on behalf of Company in connection with the Liabilities or any of the Loan Documents, shall prove to be untrue in any material respect;

(c)	Company shall fail to observe or perform any condition, covenant or agreement of Company set forth in Section 4(c) or Section 5;

(d)	Company shall fail to observe or perform any condition, covenant or agreement of Company set forth in Section 4(a) and such failure shall continue for ten (10) days;

(e)	Company shall fail to observe or perform any other condition, covenant or agreement of Company set forth in any other provisions of this Agreement and such failure shall continue for thirty (30) days after notice thereof by Bank to Company;

(f)	Company shall fail to observe or perform any condition, covenant or agreement of Company set forth in any other Loan Document (other than as provided in subparagraphs (a) and (c) above), and such default shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto;

(g)	if there shall be any change, for any reason whatsoever, in the management, ownership or control of Company which, in the sole discretion of Bank, could result in a material adverse effect upon Company’s business, assets or operations;

(h)	whenever Bank deems itself insecure; or

(i)	upon the occurrence or existence of any “Default” or “Event of Default”, as the case may be, set forth in any other Loan Document.

7. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may give notice to Company declaring all outstanding Liabilities to be due and payable, whereupon all such Liabilities then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make loans or otherwise extend credit to or in favour of Company shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any security in any manner permitted or authorized by the Personal Property Security Act (Ontario) or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Liabilities, whether due or not, in any manner or order Bank elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether by agreement, by law, or otherwise.

8. Company’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all Liabilities which may be on a demand basis at the time of such demand, in Bank’s sole and absolute discretion, with or without reason or cause or to deem itself to be insecure, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Liabilities or to deem itself to be insecure.

9. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Company hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy.

10. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

11. All covenants, agreements, representations and warranties by or on behalf of Company made in connection with this Agreement and any other Loan Documents shall survive the borrowing hereunder or thereunder and shall be deemed to have been relied upon by Bank. All statements contained in any certificate or other document delivered to Bank at any time by or on behalf of Company pursuant hereto shall constitute representations and warranties by Company.

12. This Agreement may be executed and delivered by way of facsimile and in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

13. The unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement.

14. Company agrees that it will pay all costs and expenses incurred by Bank in connection with preparation of this Agreement and any other Loan Documents, including, without limitation, reasonable attorneys fees and disbursements of counsel for the Bank.

15. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Company shall not assign or transfer any of its rights or obligations hereunder or otherwise in respect of any of the Liabilities without the prior written consent of Bank.

16. COMPANY AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE LIABILITIES.

If the foregoing is acceptable to Company, please indicate such with the authorized signature of Company as provided below.

Very truly yours, COMERICA BANK, a Michigan banking corporation and an authorized foreign bank under the Bank Act (Canada)

By:

Its:

ACCEPTED AND AGREED: MANITEX LIFTKING, ULC

By:	/s/ Michael Azar

Its:	Vice President

Dated: December 29, 2006